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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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
     FORM 4                                                                                                 OMB APPROVAL
-------------------                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                ----------------------------
[ ]  Check this box if no                                                                          OMB Number:       3235-0287
     longer subject to                                                                             Expires: December 31, 2001
     Section 16. Form 4                                                                            Estimated average burden
     or Form 5 obligations                                                                         hours per response.....0.5
     may continue.                 Filed pursuant to section 16(a) of the Securities               ----------------------------
     See Instruction 1(b).            Exchange Act of 1934, Section 17(a) of the
                                    Public Utility Holding Company Act of 1935
                                            or Section 30(f) of the
(Print or Type Responses)                 Investment Company Act of 1940

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1. Name and Address of Reporting        2. Issuer Name and Ticker or                       6. Relationship of Reporting Person(s) to
   Person*                                 Trading Symbol                                     issuer

                                                                                              (Check all applicable)

Prischak   Joseph   J.                     EchoCath, Inc.              ECHTA                     X   Director       X    10% Owner
-------------------------------------------------------------------------------                -----              -----
(Last)     (First)  (Middle)            3. I.R.S. Identification       4. Statement for       ____ Officer (give ____ Other (specify
                                           Number of Reporting            Month/Year               title below)               below)
                                           Person, if an entity
                                           (Voluntary)
2425 W. 23rd. Street                                                      February 2000
----------------------------------   -----------------------------------------------------------------------------------------------
            (Street)                                                   5. If Amendment,    7. Individual or Joint/Group Filing
                                                                          Date of Original    (Check Applicable Line)
                                                                          (Month/Year)          X   Form filed by One Reporting
                                                                                              -----
                                                                                                    Person
                                                                                              _____ Form filed by More than One
                                                                                                    Reporting Person
Erie    Pennsylvania    16506
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(City)  (State)         (Zip)              TABLE 1- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
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1. Title of Security              2. Trans-     3. Trans-     4. Securities Acquired (A)   5. Amounts of    6. Owner-  7. Nature of
   (Instr. 3)                        action        action        or Disposed of (D)           Securities       ship       Indirect
                                     Date          Code          (Instr. 3, 4 and 5)          Beneficially     Form:      Beneficial
                                                   (Instr. 8)                                 Owned at         Direct     Ownership
                                                                                              End of Month     (D) or
                                                                                                               Indirect
                                     (Month/                                                                   (I)
                                     Day/       ----------------------------------------
                                     Year)                               (A) or               (Instr. 3        (Instr. 4) (Instr. 4)
                                                   Code    V   Amount    (D)      Price        and 4)

----------------------------------- ----------   ------   ---  ------   ------- --------   ----------------  ------------ ---------
Class A Common Stock                 2/25/00        P           2,000      A     $1,500        17,000             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE                    (Over)
         COLLECTION OF INFORMATION CONTAINED IN THIS FORM       SEC 1474(3-99)
         ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
         DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (Continued)  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------    -----------------  ---------------  --------------- --------------  ------------------
1. Title of       2. Conversion or    3. Transaction   4. Transaction  5.Number of      6. Date
   Derivative        Exercise            Date             Code           Derivative        Exercisable
   Security          Price of            (Month/          (Instr. 8)     Securities        and
   (Instr.3)         Derivative          Day/                            Acquired          Expiration
                     Security            Year)                           (A) or            Date
                                                                         Disposed          (Month/
                                                                         of (D)            Day/
                                                                         (Instr. 3,        Year)
                                                                         4, and 5)

                                                                                         ---------------------------

                                                                                         Date           Expiration
                                                     --------------------------------    Exercisable    Date
                                                       Code      V     (A)     (D)
 --------------  ---------------  ----------------   --------  ----- ------  --------    ------------   ------------

 --------------  ---------------  ----------------   --------  ----- ------  --------    ------------   ------------

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 --------------  ---------------  ----------------   --------  ----- ------  --------    ------------   ------------

 --------------  ---------------  ----------------   --------  ----- ------  --------    ------------   ------------

-------------------------   -------------   --------------    ---------------  ---------------
  7. Title and              8. Price of     9. Number of      10. Ownership     11. Nature of
     Amount of                 Derivative      derivative         Form of           Indirect
     Underlying                Security        Securities         Derivative        Beneficial
     Securities                (Instr. 5)      Beneficially       Security:         Ownership
     (Instr. 3                                 Owned at End       Direct (D) or     (Instr. 4)
     and 4)                                    of Month           Indirect (I)
                                               (Instr. 4)         (Instr. 4)


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                 Amount or
    Title        Number of
                 Shares

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

Explanation of Responses:

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
** Intentional misstatements or omissions of facts constitute Federal    /s/ Joseph J. Prischak February 29, 2000
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        ---------------------- ------------------
                                                                            **Signature of           Date
Note: File three copies of this Form, one of which must be manually        Reporting Person
      signed. If space is insufficient, see Instruction 6 for             Joseph J. Prischak
      procedure.
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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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